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FORM 3                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Persons

     LIFFMANN                         JOEL                   D.
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   (Last)                            (First)              (Middle)

                       c/o Oracle Strategic Partners, L.P.
                          712 Fifth Avenue, 45th Floor
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                                    (Street)

New York                           New York                  10019
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   (City)                            (State)                (Zip)

                                    8/19/99
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2.   Date of Event Requiring Statement (Month/Day/Year)


________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                          Halsey Drug Co., Inc. (HDG)
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5.   Relationship of Reporting Person to Issuer
          (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

     (Title Below)

________________________________________________________________________________
If Amendment, Date of Original (Month/Day/Year)



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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

               NONE
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          (Print or Type Responses)                                       (Over)
403582-1                                                         SFC 1473 (8-92)

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    FORM 3 (CONTINUED) TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
1. Title of Derivative   2. Date Exercisable           (Instr. 4)                                          Derivative
   Security (Instr. 4)      and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
                         Exer-      tion                                   of               Derivative     (I)            Ownership
                         cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

                          (1)
Non Qualified                       8/19/09         COMMON STOCK           10,000            2 1/2           D
Stock Options
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
Explanation of Responses:

(1) Options vest over twelve (12) months as follows: 2,500 on 11/19/99, 2,500 on 2/19/00, 2,500 on 5/19/00 and the final 2,500 options on 8/19/00.


                       /s/   Joel D. Liffmann                   August  23, 1999
                     -------------------------------            ----------------
                     **Signature of Reporting Person                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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